Exhibit 10.19
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT is dated as of June 17, 2005 by and between HealthCare Services, Inc., a Delaware corporation (the “Company”), and John Staton (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.
     NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:
     1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company commencing on such date as the parties may mutually agree based upon the Executive’s availability., subject to the terms and conditions provided for herein (the “Commencement Date”). The period beginning on Executive’s start date and continuing until the date upon which the Executive is no longer employed by the Company, in accordance with the terms of this Agreement, shall be referred to herein as the “Term”.
     2. At-Will Employment. Unless otherwise expressly agreed to by the Executive and the Company in writing, the Executive’s employment by the Company shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by either party “at will”, for any reason or for no reason, but shall in all other respects be subject to the terms and conditions of this Agreement.
     3. Duties. The Executive shall be employed as the Chief Financial Officer of the Company subject to the supervision and direction of the Chief Executive Officer of the Company. Executive shall be responsible for the financial operations of the Company’s business and shall perform such duties and shall also perform and discharge such other executive employment duties and responsibilities consistent with this position as the Chief Executive Officer may from time to time reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company and except for reasonable vacations, sick days, personal days and similar time off and a reasonable amount of time for the performance of civic, educational and charitable functions and service on a board of directors (or other governing body) of one entity which is not engaged in a business competitive with the Company, the Executive shall devote his full time during normal business hours throughout the Term to the services required of him hereunder. Except as provided in the previous sentence, the Executive shall render his business services exclusively to the Company during the Term and shall use his commercially reasonable efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of this position.

     4. Base Salary, Bonus, Withholding and Restricted Stock.
     (a) Base Salary. As compensation for the performance by the Executive of the services to be performed by the Executive hereunder during the Term, the Company shall pay the Executive a base salary at the annual rate of three hundred thousand dollars ($300,000) (said annual amount, together with any increases thereto as may be determined from time to time by the Board of Directors of the Company and the Chief Executive Officer of the Company, in their sole discretion, being hereinafter referred to as “Base Salary”). Any Base Salary payable hereunder shall be paid in regular intervals (but in no event less frequently than monthly) in accordance with the Company’s payroll practices from time to time in effect.
     (b) Performance Bonus. In addition to his Base Salary the Executive shall be eligible for an annual performance bonus of up to one hundred thousand dollars ($100,000) per year. The performance bonus plan and the award of the performance bonus shall be consistent with such performance bonus plans as may be adopted by the Company from time to time for senior officers of the Company. Payment of $100,000 per year as a performance bonus is guaranteed for the first two years of Executive’s employment and shall be paid to the Executive in a lump sum no later than 60 days after the end of each calendar year. The guaranteed bonus shall be prorated for a partial year. For example, with respect to the guaranteed bonus: if the Commencement Date was July 1, 2005, then a bonus payment of $50,000 would be paid to the Executive on or before March 1, 2006; a bonus payment of $100,000 would be paid to the Executive on or before March 1, 2007; and a bonus payment of $50,000 would be paid to the Executive on or before March 1, 2008.
     (c) Withholding, Etc. The payment of any Base Salary, performance bonus or any other cash bonus hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s Executive benefit plans.
     (d) Grant of Stock Options. The Company hereby grants to the Executive options to acquire 299,295 shares of the Company’s Class C Common Stock, $.01 par value per share (the “Stock Options”), at an exercise price to be established by the Company’s compensation committee, in good faith, based on the valuation range for the Company of $40 million to $75 millions which is based upon commercially reasonable valuation methodologies utilized in the marketplace to value comparable companies, and, pursuant to the terms and conditions of such Stock Option Plan (the “Option Plan”) as may be adopted by the Company and such Stock Option Agreement as may be entered into between the Executive and the Company (the “Award Agreement”). The exercise price will be established by no later than July 15, 2005. The Award Agreement shall provide: (i) the Executive with “Tag-Along Rights” which are not materially different from those set forth in Exhibit A hereto, (ii) with respect to vested options, the Executive shall be permitted to exercise such options at any time after such options become vested, (iii) the Company shall not have any repurchase right with respect to vested options or the shares of capital stock issued upon exercise of such options. The Award Agreement shall contain such other provisions as may be mutually agreed upon between the Company and the Executive. To the extent of any inconsistency between the terms of the Option Plan and the Award Agreement, the terms of the Award Agreement shall control. The Stock Options shall vest in equal installments of 1/48 on a monthly basis beginning as of the Commencement Date, provided, however, that all Stock Options shall vest if, after a Change of Control occurs, (i) the

Executive’ employment is terminated by the Company other than for Cause (as hereinafter defined) or (ii) the Executive terminates his employment hereunder for Good Reason (as hereinafter defined). The Company represents and warrants to the Executive that as of the date hereof the Class C Common Stock for which the Stock Options are exercisable constitute 1.5% of the fully-diluted common equity of the Company. Notwithstanding the foregoing agreement to grant the Stock Options, it is expressly understood and agreed that the Company does not now, nor hereafter shall have, any obligation to continue the Executive in its employ whether or not on a full-time basis, after the end of the Term.
A “Change of Control” shall be deemed to have occurred if at any time after the date hereof: the Company sells or otherwise disposes of all or substantially all of its assets; the Company participates in a merger or consolidation and, immediately following the consummation of such merger or consolidation, the Company’s stockholders prior to such merger or consolidation do not own 50% or more of the voting shares of stock of the surviving or successor corporate; or any person or entity, including a “person” as such term is used in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended, who is not a stockholder of the Company as of the date hereof, becomes the beneficial owner (directly or indirectly) of 30% or more of the combined voting power of the Company’s voting securities.
     5. Director’s and Officer’s Insurance. In the event that the Company obtains Director’s and Officer’s liability insurance coverage or provides other indemnification agreements or arrangements to or with its directors or officers, Executive shall be one of the officers of the Company covered by such insurance and such indemnification agreements or arrangements.
     6. Benefits. During the Term, the Executive shall:
     (a) be eligible to participate in fringe benefits and pension and/or profit sharing plans and/or other benefit plans or arrangements that may be provided by the Company for, or made available to, its senior executives in accordance with the provisions of any such plan or arrangement, as the same may be in effect from time to time;
     (b) be eligible to participate in any medical and health plans or other welfare benefit plans that may be provided by the Company for its senior executives in accordance with the provisions of any such plan, as the same may be in effect from time to time; and
     (c) be entitled to disability and/or life insurance benefits in accordance with the Company policy that may be applicable to senior executive from time to time.
     7. Travel and Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related travel and other expenses incurred by the Executive during the Term upon the receipt by the Company of reasonably detailed statements and documentation of such expenses in accordance with the reasonable accounting requirements of the Company and consistent with the practices, policies and procedures applicable to other senior executives of the Company.

     8. Unauthorized Disclosure. The Executive hereby covenants, agrees and acknowledge as follows:
     (a) The Executive has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and its subsidiaries (collectively, the “Companies”), including but not limited to (i) business plans, operating plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, patents, devices, software programs, reports, correspondence, tangible property and specifications owned by or used in the businesses of one or more of the Companies, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, distribution, delivery or merchandising plans or ideas, and potential new business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the “Confidential Information”; provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive) or (y) that the Executive receives on a nonconfidential basis from a source (other than the Company, its affiliates or representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Companies or any of them.
     (b) The Executive hereby assigns to the Company, in consideration of his employment, all Confidential Information developed by or otherwise in the possession of the Executive at any time during the Term, whether or not made or conceived during working hours, alone or with others, which relates, directly or indirectly, to businesses or proposed businesses of any of the Companies, and the Executive agrees that all such Confidential Information shall be the exclusive property of the Companies. Upon request of the Board of Directors of the Company, the Executive shall execute and deliver to the Companies any specific assignments or other documents reasonably required to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information.
     (c) The Executive shall not disclose, use or make known for his or another’s benefit any Confidential Information or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Executive’s duties under this Agreement. The Executive may disclose Confidential Information when required by applicable law or judicial process, but only after notice to the Company of the Executive’s intention to do so and opportunity for the Company (at the Company’s expense) to challenge or limit the scope of the disclosure.
     (d) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

     (e) The Executive agrees that upon termination of his employment by the Company for any reason, the Executive shall forthwith return to the Company all Confidential Information, documents, correspondence, notebooks, reports, computer programs and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Companies in any way developed or obtained by the Executive during the period of his employment with the Company.
     (f) Executive agrees, while Executive is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to him in any field in which the Company is engaged or, to the knowledge of the Executive, proposes to be engaged, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.
     (g) The obligations of the Executive under this Section 8 shall survive the termination of the Term and the termination of this Agreement and shall terminate eighteen months after the termination of the Term.
     (h) Without limiting the generality of Section 10 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 8 shall be binding upon the Executive’s heirs, successors and legal representatives.
     9. Termination.
     (a) The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
     (i) Termination For Cause. Termination of the Executive’s employment hereunder by the Company at any time “for cause” (as defined below), such termination to take effect immediately upon written notice from the Company to the Executive;
     The following actions, failures and events by or affecting the Executive shall, in the reasonable opinion of the Board of Directors, constitute “cause” for termination within the meaning of clause (iii) above: (1) material breach by Executive of any material provision of this Agreement which has not been cured by the Executive within thirty (30) days after receipt by the Executive of written notice from the Company of such breach; (2) gross negligence or willful misconduct of the Executive in connection with the performance of his duties under this Agreement which causes material harm to the Company, (3) the Executive’s willful refusal to perform any of his material duties or responsibilities required pursuant to this Employment Agreement, or directed by the Chief Executive Officer in accordance with this Agreement, which has not been cured by the Executive within fifteen (15) days after receipt by the Executive of written notice from the Company of such conduct and/or refusal; (4) the Executive’s misappropriation for personal use of material assets or business opportunities of the Company; (5) the Executive’s embezzlement of the Company’s funds or property, or fraud on the part of the Executive; (6) Executive’s conviction of, or plea of no contest to, a felony or any other crime which in the Board of Directors’ good faith reasonable opinion renders the Executive unfit to serve the Company as contemplated herein; or (7) a knowing misrepresentation of a material fact made by the Executive to the Company’s Board of Directors or Chief Executive Officer, with the intention of misleading the Board or the Chief Executive Officer.
     (ii) Termination Without Cause. Termination of the Executive’s employment hereunder by the Company at any time, other than termination by the Company “for cause” as contemplated by clause (i) above; and
     (iii) Termination by Executive. At any time during the Term, the Executive may terminate his employment hereunder (A) for Good Reason (as defined below), (B) for any other reason, (C) by the death of the Executive or (D) the Disability (as defined below) of the Executive. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined), if applicable, following the occurrence of any of the following events: (1) a material diminution or other substantive adverse change, not consented to in writing by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties; (2) any removal, during the Term, from Executive of his title of Chief Financial Officer; (3) the requirement that the Executive report to any officer, consultant or committee, other than the Chief Executive Officer of the Company or the Audit Committee of the Board of Directors of the Company or as may be required by the Company’s auditors in order to comply with applicable regulatory standards or to otherwise comply with applicable regulatory standards, it being the intent of the parties that the Executive shall never be required to report to anyone other than the Chief Executive Officer of the Company except in the limited situations noted herein; (4) an involuntary reduction in the Executive’s Base Salary except for across-the-board reductions similarly affecting all of the Company’s senior executives; (5) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within fifteen (15) days after written notice thereof by the Executive; or (6) the involuntary relocation of the Company’s offices at which the Executive is principally employed or the involuntary relocation of the offices of the Executive’s primary workgroup to a location outside the Chicago metropolitan area, or a requirement by the Company that the Executive relocate anywhere other than the Chicago metropolitan area, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s reasonable business travel obligations. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice, to modify the Executive’s employment situation in a manner acceptable to the Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner reasonably acceptable to the Executive. If the Company cures the Good Reason event in a manner reasonably acceptable to the Executive during the thirty (30) day period, Good Reason shall be deemed not to have occurred. The Good Reason Process need not be utilized by the Executive if the event giving rise to the Good Reason cannot be cured. “Disability” means a determination, made at the request of the Executive or upon the reasonable request of the Company set forth in a notice to the Executive, by a physician selected by the Company and the Executive, that the Executive is unable to perform his duties as specified in this Agreement (after reasonable accommodation) and in all reasonable medical likelihood such inability will continue for a period in excess of 180 days, or for shorter periods aggregating to more than 180 days in any consecutive nine-month period.
     (b) Salary Continuation. In the event that the Executive’s employment is terminated pursuant to clause (ii) or (iii)(A) of Section 9(a) above, the Company shall pay to the Executive, as severance pay or liquidated damages or both, the sum of $33,333 per month for a period of eighteen months immediately following such termination (the “Severance”). The Company shall pay the Severance in accordance with its payroll practices from time to time in effect. Notwithstanding anything to the contrary herein, any payments required to be made pursuant to this Section 9(b) shall be subject to the following conditions:
     (i) execution by the Executive of a general mutual release of claims in a form and manner satisfactory to the Company;
     (ii) compliance with the provisions contained in Section 8 and 11; and
     (iii) the Severance payments shall be subject to all appropriate taxes and withholding obligations.
     (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 9(b) above or provided elsewhere in the Agreement, the Company (and its affiliates) shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive’s cessation of employment (including, without limitation, by reason of termination of the Executive’s employment by the Company for “cause” pursuant to Section 9(a)(i)), other than (i) such amounts, if any, of his Base Salary and bonus as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to or accrued by the Executive from the Company’s benefits plans or reimbursement policies.
     (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.
     (e) In the event the Executive’s employment is terminated pursuant to clause (ii) or (iii)(A) of Section 9(a) above, the Executive shall, upon reemployment, offset amounts earned against any amounts due under this Agreement as provided in this Section 9(e). The Executive shall, immediately upon securing any new full-time or part-time employment, provide notice to the Company of the employer, the starting date, and the base salary and any other guaranteed cash compensation to which the Executive is entitled pursuant thereto. The Company shall be permitted, at any time after the Executive’s notice (or at any time after the Company first becomes aware by any other means of such new employment of the Executive), to reduce the Severance not yet paid to the Executive by the aggregate amount of cash compensation (salary and guaranteed bonus payments) to be earned by the Executive during the same intervals pursuant to any other employment.
     (f) Upon the termination of the Executive’s employment hereunder for any reason whatsoever, the Executive shall be entitled to the continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. §1161 et seq. (commonly known as

COBRA) at his sole cost and expense. In addition, during the period in which Severance is paid, the Company shall permit the Executive and the Executive’s family to continue to participate in the Company’s health insurance plan to the extent of such participation prior to the Executive’s termination and the Company shall pay the premiums that were paid by the Company prior to the termination of the Executive.
     10. Non-Assignability.
     (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.
     (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     11. Restrictive Covenants.
     (a) Competition. During the Term and for a period of eighteen (18) months thereafter, regardless of the reason for termination of employment, the Executive will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which is competitive to the Business of the Company (as defined below) anywhere in the United States of America; provided, however, that the provisions of this Section 9(a) shall not be deemed to prohibit the Executive’s ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, or not more than five percent (5%) of any other business. The term “Business of the Company” shall mean any business with an activity that is competitive with that engaged in by the Company at the time at issue. The Executive shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company.
     (b) Non-Solicitation. During the Term and for a period of eighteen (18) months thereafter, regardless of the reason for termination of employment, the Executive will not directly or indirectly recruit, solicit, induce or otherwise cause any other employee, employees, consultant and/or consultants of the Company to leave their employment with the Company in order to accept employment of any kind with any other person, firm, partnership, corporation or other entity, including the Executive or any entity with which he is affiliated.
     (c) Non-Interference. During the Term and for a period of eighteen (18) months thereafter, regardless of the reason for termination of employment, the Executive will not directly or indirectly call upon, accept business from or solicit the trade, business or patronage of any of the customers or known prospective customers of the Company or of anyone who has heretofore traded and dealt with the Company, regardless of the location of such customers or prospective customers of the Company, with respect to the Confidential Information or Business of the Company, or otherwise divert or attempt to divert any business from the Company.
     (d) Certain Definitions. For purposes of this Section 11, a person or entity (including, without limitation, the Executive) shall be deemed to be a direct competitor of the Company or any of its affiliates, or a person or entity (including, without limitation, the Executive) shall be deemed to be engaging in competition with the Company or any of its affiliates, if such person or entity in any way conducts, operates, carries out or engages in (i) the business of providing services targeted at improving back-office services for health care providers, or (ii) such other business or businesses as the Company conducts or, to the knowledge of the Executive, reasonably anticipates conducting, as of the date hereof or during the Term, in each case in any state in which such business or businesses are conducted or are reasonably contemplated.
     (e) Certain Representations of the Executive. In connection with the foregoing provisions of this Section 11, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Section 11 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its affiliates. It is understood and agreed that the covenants made by the Executive in this Section 11 (and in Section 8 hereof) shall survive the termination of this Agreement. Should any court of competent jurisdiction deem the restrictions set forth herein unenforceable by reason of time or territorial limitation the parties consent to be bound by the maximum limitation determined by such tribunal.
     (f) Injunctive Relief. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 11 hereof would be inadequate and, therefore, agrees that the Company and any of its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.
     12. Binding Effect. Without limiting or diminishing the effect of Section 10 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.
     13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company’s principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

     14. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     15. Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 8 or 11 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 8 or 11 hereof is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule or law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.
     16. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
     17. Arbitration. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules for employment disputes, by a single independent arbitrator. If the parties are unable to agree on the selection of an arbitrator, then any party may petition the American Arbitration Association for the appointment of the arbitrator, which appointment shall be made within ten (10) days of the petition therefor. Either the Company or the Executive may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the arbitrator in the City of Chicago, Illinois within thirty (30) days of his or her appointment. In preparation for their presentation at such hearing, each party may depose a maximum of four people. Each such deposition shall last no more than six (6) hours. Each side may file with the arbitrator one brief not in excess of thirty (30) pages, excluding exhibits. Each side shall have no more than eight (8) hours to present its position to the arbitrator. The hearing shall be no more than three (3) days in length. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Should any arbitration be commenced concerning any provision of this Agreement or the Executive’s employment or termination of employment, each party shall pay their respective attorneys’ fees and costs incurred by reason of such litigation or arbitration; provided, however, the non-prevailing party in any proceeding pursuant to arbitration, for equitable relief or otherwise shall pay the reasonable fees and expenses (including reasonable attorney’s fees and costs) in connection therewith of the prevailing party.
     18. Entire Agreement; Modifications. This Agreement constitute the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This agreement may be modified or amended only by an instrument in writing signed by both parties hereto.
     19. Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either party hereto, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
     20. Non-Disparagement and Cooperation. During and throughout the Term and for a period of one year after termination of the Executive’s employment, except as required by applicable law or legal process, the Executive and the Company, and its officers and directors, agree not to make or cause to be made, directly or indirectly, any statement to any person criticizing or disparaging the Company or any of its stockholders, directors, officers or Executive or commenting unfavorably or falsely on the character, business judgment, business practices or business reputation of the Company or any of its stockholders, directors, officers or Executive. During and after the Term, the Executive agrees that the Executive will reasonably cooperate with the Company in arranging for an orderly and professional transition of his responsibilities. During and after the Term, the Executive and the Company, and its officers and directors, further agree that they will present the circumstances relating to the Executive’s separation from the Company in a light that will not reflect unfavorably on either the Company or the Executive.
     21. Third-Party Agreements and Rights. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
     22. Litigation and Regulatory Cooperation. During and after the Term, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Term, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from his Base Salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 22, including, but not limited to, reasonable attorneys’ fees and costs.
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     IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

HEALTHCARE SERVICES, INC.
By:	/s/ Mary Tolan
	Name:	Mary Tolan
	Title:	CEO

/s/ John Staton
John Staton

Staton Employment Agreement
Exhibit A
     (a) Tag-Along Rights.
     (i) Except as otherwise provided in Sections 9.2 or in the Plan, or as may be prohibited by applicable law, with respect to any proposed Disposition of any shares of Capital Stock by any Stockholder or a group of the Stockholders to a person (such other person being hereafter referred to as the “Proposed Purchaser”), such transferring Stockholder(s) shall be required to provide that the Executive along with each of the other Stockholders having tag-along rights as provided in the Stockholders’ Agreement (referred to herein collectively as the “Tag-Along Stockholders”) shall have the right to require the Proposed Purchaser to purchase from each of them up to the number of whole shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) owned by each such Tag-Along Stockholder equal to the number derived by multiplying the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) that the transferring Stockholders propose to sell by a fraction, the numerator of which shall be the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) owned by such Tag-Along Stockholder, and the denominator of which shall be the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) owned by the transferring Stockholders and all such Tag-Along Stockholders. Any shares purchased from Tag-Along Stockholders pursuant to this Section 10.1 shall be at the same price per share and otherwise at the same time and upon the same terms and conditions as the proposed transfer by the transferring Stockholders. For purposes of this Agreement, all consideration received or receivable by a transferring Stockholder from the Proposed Purchaser (and/or its affiliates) or the Company, howsoever denominated, shall be deemed payment for the shares transferred by the transferring Stockholders.
     (ii) The transferring Stockholders shall notify, or cause to be notified, each Stockholder and the Company’s Board of Directors in writing of each such proposed transfer subject to the provisions of this Section 10.1. Such notice shall set forth: (A) the number of shares of Capital Stock proposed to be purchased, (B) the name and address of the Proposed Purchaser, (C) the proposed consideration and terms and conditions of payment offered by the Proposed Purchaser, and (D) that the Proposed Purchaser has been informed of the “tag-along right” provided for in this Section 10.1 and that the Proposed Purchaser has agreed to purchase such shares in accordance with the terms hereof.
     (iii) The tag-along right may be exercised by any Tag-Along Stockholder by delivery of a written notice to the transferring Stockholders (the “Tag-Along Notice”) and to the Company’s Board of Directors within thirty (30) days following the receipt of the notice specified in Section 10.1(b) hereof. The Tag-Along Notice shall state the number of shares that such Tag-Along Stockholder proposes to include in such transfer to the Proposed Purchaser, determined in accordance with Section 10.1(a) hereof, and the number of additional shares such Tag-Along Stockholder desires to include in such transfer. The maximum number of additional shares that each such Tag-Along Stockholder shall be entitled to sell shall be determined by multiplying the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) that, under the formula in Section 10.1(a) hereof, all Tag-Along Stockholders could have elected to sell to the Proposed Purchaser but did not so elect, by a fraction, the numerator of which shall be the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) owned by such Tag-Along Stockholder electing to sell additional shares and the denominator of which shall be the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) owned by all Tag-Along Stockholders who delivered Tag-Along Notices indicating a willingness to sell additional shares. In the event that the Proposed Purchaser refuses to purchase such shares from the Tag-Along Stockholders on the same terms and conditions as it purchases shares from the transferring Stockholders in the proposed transfer, then the transferring Stockholders shall not be permitted to sell any shares to the Proposed Purchaser in the proposed transfer. If no Tag-Along Notice is received during the 30-day period referred to in this Section 10.1(c), the transferring Stockholders shall have the right to transfer their shares on terms and conditions no more favorable than those stated in the notice under Section 10.1(b) hereof and in accordance with the provisions of this Section 10.
     (iv) Any provision herein to the contrary notwithstanding, the exercise of the tag-along right shall be conditioned upon the agreement by each Tag-Along Stockholder to become a party to any proposed agreement for the sale of shares by the transferring Stockholders, and to execute any agreement, certificate or other document required to be executed in connection with such sale; provided, however, that no Tag-Along Stockholder shall be required to give representations or warranties more extensive than those given by the transferring Stockholders or to provide indemnities disproportionately (based upon the percentage of sales proceeds to be received) to those provided by the transferring Stockholders. Failure of any Tag-Along Stockholder to comply with the provisions of this Section 10.1(d) shall constitute a breach of this Agreement and waiver of his tag-along right.
     (v) The tag-along rights arising under this Section 10 shall terminate at such time as there is a Public Market.

September 24, 2009
John Staton
Accretive Health, Inc.
401 North Michigan Avenue, Suite 2700
Chicago, IL 60611
Dear John:
     You and Accretive Health, Inc. (formerly known as HealthCare Services, Inc.) (the “Company”), are parties to an employment agreement dated June 17, 2005 that sets forth certain terms of your employment with the Company (the “Employment Agreement”). We have agreed to the amendments to the Employment Agreement set forth below:
1. The following sentence shall be added at the end of Section 7 of the Employment Agreement:
     Any such reimbursements shall be subject to the terms and conditions set forth in Exhibit B, Section 3.
2. Section 9(b) of the Employment Agreement shall be replaced in its entirety with the following (with the new language in bold):
     (b) In the event that the Executive’s employment is terminated pursuant to clause (ii) or (iii)(A) of Section 9(a) above, the Company shall pay to the Executive, as severance pay or liquidated damages or both, the sum of $33,333 per month for a period of eighteen months immediately following such termination (the “Severance”). The Company shall pay the Severance in accordance with its payroll practices from time to time in effect and such payments shall commence on the 30th day following the Executive’s termination of employment (the “Payment Commencement Date”). Notwithstanding anything to the contrary herein, any payments required to be made pursuant to this Section 9(b) shall be subject to the following conditions:
          (i) execution by the Executive of a general mutual release of claims in a form and manner satisfactory to the Company (the “Release”) on or before the Payment Commencement Date and any applicable revocation period with respect to such Release expiring on or before the Payment Commencement Date;
          (ii) compliance with the provisions contained in Section 8 and 11;
          (iii) the Severance payments shall be subject to all appropriate taxes and withholding obligations; and
          (iv) The Severance shall be subject to the terms and conditions set forth on Exhibit B.

3. The following sentence shall be added to the end of Section 7(f) of the Employment Agreement:
     Such premiums shall be paid in accordance with the Company’s regular payroll practice for benefits.
4. A new Exhibit B, as attached hereto, shall be added to the Employment Agreement.
     Except as specifically provided herein, all other terms of the Employment Agreement, shall remain in full force and effect. If the terms of this amendment are acceptable to you, please sign and return the copy of this amendment enclosed for that purpose no later than September 25, 2009.

Sincerely,

Accretive Health, Inc.

By:	/s/ Mary Tolan

Title:	Founder and Chief Executive Officer

     The foregoing correctly sets forth the terms of my continued employment with the Company. I am not relying on any representations other than as set out in the Employment Agreement and the amendment thereto set forth above. I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing. I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ John Staton	Date: September 24, 2009
John Staton

Exhibit B
Payments Subject to Section 409A
1. Subject to this Exhibit B, payments or benefits under Section 9 of the Employment Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Section 9 of the Employment Agreement, as applicable:
(a) It is intended that each installment of the payments and benefits provided under Section 9 of the Employment Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(b) If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 9 of the Employment Agreement.
(c) If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:
(i) Each installment of the payments and benefits due under Section 9 of the Employment Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
(ii) Each installment of the payments and benefits due under Section 9 of the Employment Agreement that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.
2. The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit B, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
3. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
4. The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of the Employment Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.